Exhibit 99.1

Corporate Office
7700 France Avenue South, Suite 275
Edina, MN 55435
Phone: 952.893.3200
Fax: 952.893.0704
www.uhs.com

CONTACT:	Rex Clevenger;
Executive Vice President and Chief Financial Officer
Universal Hospital Services, Inc.
(952) 893-3254

UNIVERSAL HOSPITAL SERVICES, INC. ANNOUNCES 2010 FIRST QUARTER RESULTS AND
EXPANSION AND EXTENSION OF ITS REVOLVING CREDIT AGREEMENT

Edina, Minn.—(BUSINESS WIRE)— May 10, 2010 — Universal Hospital Services, Inc. (“UHS”), a leading provider of medical equipment management and service solutions, today announced financial results for the quarter ended March 31, 2010.

Total revenues were $80.2 million for the first quarter of 2010, representing a $6.2 million, or 8.4% increase from total revenues of $73.9 million for the same period of 2009.

Net loss for the quarter was $2.3 million, compared to a net loss of $4.8 million for the same quarter last year. First quarter Adjusted EBITDA was $32.1 million, representing a $5.0 million, or 18.3% increase from $27.1 million for the same period of 2009.

Additionally, UHS announced that on May 6, 2010, it expanded and extended its revolving credit facility.  The amended credit facility, among other things, increased the total commitment from $135.0 million to $195.0 million and extended the maturity from May 31, 2013 to November 30, 2014.

UHS’ Chairman and CEO, Gary Blackford, commented on the quarter: “We are continuing to see our customers struggle with limited capital budgets and disruptive product recalls. This has led to strong demand for our service offerings that reduce customer costs and improve efficiencies. Our Asset360 (formerly known as Asset Management Partnership Programs), specialty bed and wound care solutions are all seeing strong customer demand.” Mr. Blackford also commented on UHS’ expansion and extension of its credit facility. “Increased availability under our amended credit facility will allow us to continue our investments in people and technology, and to meet our customers’ increasing needs for cost effective, patient focused solutions.”

UHS will hold its quarterly conference call to discuss 2010 first quarter results on Wednesday, May 12, 2010 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).

To participate, call (877) 586-2667 and advise the operator you would like to participate in the UHS First Quarter 2010 Call with Gary Blackford. A recording of this call will be available from 1:00 p.m. Eastern Time on May 12, 2010 through 4:00 p.m. Eastern Time on May 19, 2010 by calling (800) 642-1687; enter conference ID 74585293.

UHS will also use a slide presentation to facilitate the conference call discussion.  A copy of the presentation may be obtained via the company’s website at www.uhs.com in the “Financials” section under “Presentations.”

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading provider of medical equipment management and service solutions to the US health care industry. UHS manages more than 500,000 pieces of medical equipment for over 8,400 clients in all 50 states. For more than 70 years, UHS has delivered management and service solutions that help clients reduce costs, increase operating efficiencies, improve caregiver satisfaction and support optimal patient outcomes.

Universal Hospital Services, Inc.

7700 France Avenue South, Suite 275

Edina, MN  55435

952-893-3200

www.uhs.com

Adjusted EBITDA Reconciliation.  Adjusted EBITDA is defined by UHS as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) before management and board fees, stock option expense, ASC 805 impact, loss on extinguishment of debt and transaction and related costs, which may not be calculated consistently among other companies applying similar reporting measures.  EBITDA and Adjusted EBITDA are not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles (“GAAP”)) as a measure of performance, and are not representative of funds available for discretionary use due to UHS’ financing obligations.  EBITDA is included because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies and is an integral part of UHS’ debt covenant calculations, and Adjusted EBITDA is included because UHS’ financial guidance and certain compensation plans are based upon this measure.  Management believes that Adjusted EBITDA provides an important perspective on the company’s ability to service its long-term obligations, the company’s ability to fund continuing growth, and the company’s ability to continue as a going concern.  A reconciliation of operating cash flows to EBITDA and Adjusted EBITDA is included below.

	1st Quarter
$ in Millions	2009	2010
Net Cash provided by Operating Activities	$18.6	$30.4
Changes in Operating Assets and Liabilities	(2.3)	(9.9)
Other and Non-Cash Expenses	0.7	0.2
Income Tax Expense	(3.1)	(1.3)
Interest Expense	11.7	11.5
EBITDA	25.6	30.9
Management, Board, & Strategic Fees	0.3	0.5
Stock Option Expense	0.6	0.3
ASC 805 Impact	0.6	0.4
Adjusted EBITDA	$27.1	$32.1

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc., believes statements in this presentation looking forward in time involve risks and uncertainties. The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: our history of net losses and substantial interest expense; our need for substantial cash to operate and expand our business as planned; our substantial outstanding debt and debt service obligations; restrictions imposed by the terms of our debt; a decrease in the number of patients our customers are serving; our ability to effect change in the manner in which healthcare providers traditionally procure medical equipment; the absence of long-term commitments with customers; our ability to renew contracts with group purchasing organizations and integrated delivery networks; changes in reimbursement rates and policies by third-party payors; the impact of health care reform initiatives; the impact of significant regulation of the health care industry and the need to comply with those regulations; the effect of prolonged negative changes in domestic and global economic conditions; difficulties or delays in our continued expansion into certain of our businesses/geographic markets and developments of new businesses/geographic markets; additional credit risks in increasing business with home care providers and nursing homes, impacts of equipment product recalls or obsolescence; increases in vendor costs that cannot be passed through to our customers; and other Risk Factors as detailed in our annual report on Form 10-K for the year ended December 31, 2009, as well as our other filings with the Securities and Exchange Commission.